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Exhibit 3.2

FORM OF

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CASCADE MICROTECH, INC.

        Pursuant to the Oregon Business Corporation Act (ORS Chapter 60), Cascade Microtech, Inc., hereby adopts the following Second Amended and Restated Articles of Incorporation, which shall supersede the heretofore existing Restated Articles of Incorporation and all previous amendment and restatements thereof.

ARTICLE 1
NAME

        The name of the Corporation is Cascade Microtech, Inc.

ARTICLE 2
SHARES AND RIGHTS THEREOF GENERALLY

        2.1   Authorized Stock.    The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares of common stock with a par value of $0.01 per share ("Common Stock"), and 10,000,000 shares of preferred stock with a par value of $0.01 per share (Preferred Stock").

        2.2   Rights of Common Stock.    The shares of common stock have unlimited voting rights and are entitled to receive the net assets of the Corporation on dissolution, subject to rights of the Preferred Stock.

        2.3   Authority to Designate Series Preferred.    The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights or consent rights which have been or may be granted to the Preferred Stock or any series thereof herein, by law, or in Articles of Amendment adopted by the Board of Directors ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class of series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE 3
DESIGNATION OF SERIES OF PREFERRED STOCK

        3.1   Definitions and Designation.

          (A)  The first series of Preferred Stock shall consist of 1,337,319 shares and is hereby designated "Series A Preferred Stock." The second series of Preferred Stock shall consist of 1,009,167 shares and is hereby designated "Series B Preferred Stock."

          (B)  The powers, preferences, rights, restrictions and other matters relating to the Series A and B Preferred Stock are as follows:

            (1)    Dividends.

              (a)   The holders of the Series A and B Preferred Stock shall be entitled to receive dividends at the rate of $0.251, $0.60 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative.

              No dividends (other than those payable solely in the form of Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.251 and $0.60 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A and B Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year.

              No right shall accrue to holders of shares of Series A and B Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, and no undeclared or unpaid dividend shall bear or accrue any interest.

              No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock.

              (b)   In the event the Corporation shall declare a distribution (other than any distribution described in Section (B)(2)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of the Series A and B Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A and B Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A and B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (2)    Liquidation and Reorganization Preferences.

              (a)   In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A and B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.51 and $6.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all accrued or declared but unpaid dividends on such share for each share of Series A and B Preferred Stock then held by them. The Series A and B Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A and B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A and B

      Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

              (b)   After payment to the holders of Series A and B Preferred Stock of the full amount set forth in Section (B)(2)(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A and B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A and B Preferred Stock then held by them.

              (c)   For purposes of this Section (B)(2), (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which more than 50% of the outstanding shares of the Corporation are exchanged for securities or other consideration issued or caused to be issued by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A and B Preferred Stock and Common Stock to receive at the closing, in cash, securities or other property (valued as provided in Section (B)(2)(d) below) amounts as follows:

                  (i)  The holders of the Series A and B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any cash, securities or other property to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.51 and $6.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all accrued or declared but unpaid dividends on such share for each share of Series A and B Preferred Stock then held by them. If upon the occurrence of such event, the cash, securities and other property thus distributed among the holders of the Series A and B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A and B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive;

                 (ii)  After payment to the holders of Series A and B Preferred Stock of the full amount set forth in Section (B)(2)(c)(i) above, the holders of Common Stock shall be entitled to receive prior and in preference to any further distribution of any cash, securities or other property to the holders of Series A and B Preferred Stock by reason of their ownership thereof, the amount of $1.70 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Common Stock then held by them. If upon the occurrence of such event, the cash, securities and other property thus distributed among the holders of Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Common Stock in proportion to the preferential amount each such holder is otherwise entitled to receive; and

                (iii)  After payment to the holders of Series A and B Preferred Stock and Common Stock of the full amounts set forth above in Sections (B)(2)(c)(i) and (ii), respectively, any remaining cash, securities or other property legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A and B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A and B Preferred Stock then held by them.

              (d)   Whenever the distribution provided for in this Section (B)(2) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

            (3)    Voting Rights; Directors.

              (a)   Each holder of shares of the Series A and B be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A and B Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes, however, shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A and B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

              (b)   The authorized number of directors of the Company shall be fixed by the Board of Directors, but in no event shall be fewer than three (3) or more than nine (9) members. The holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class, shall be entitled to designate and elect one member of the Board of Directors, which member shall be subject to approval by the Corporation, which approval shall not be unreasonably withheld. So long as there remains outstanding not fewer than 505,000 shares of Series B Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a class, shall be entitled to designate and elect one member of the Board of Directors, which member shall be subject to approval by the Corporation, which approval shall not be unreasonably withheld. The holders of Series A and B Preferred Stock and the holders of Common Stock, voting together as a class, shall be entitled to designate and elect the remaining members of the Board of Directors.

              (c)   In the case of any vacancy in the office of a director designated and elected by the holders of the Series A or B Preferred Stock pursuant to the second and third sentences of Section (B)(3)(b) hereof, only the holders of Series A and B Preferred Stock, as the case may be, by affirmative vote of the holders of a majority of the outstanding shares thereof, may elect a successor to hold the office for the unexpired term of the director whose place shall be vacant, which successor shall be subject to approval by the Corporation, which approval shall not be unreasonably withheld. Any director who shall have been elected by the holders of the Series A or B Preferred Stock and approved pursuant to Section (B)(3)(b) hereof or any director so elected and approved as provided in the preceding sentence hereof may be removed during the director's term of office, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of Series A or B Preferred Stock, as the case may be.

            (4)    Conversion.

            The holders of Series A and B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a)    Right to Convert.    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.51 by the Series A Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.51 per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.00 by the Series B Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be $6.00 per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

              (b)    Automatic Conversion.    Each share of Series A and B Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A or B Conversion Price, respectively, upon the earlier, of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of Series A and B Preferred Stock then outstanding, provided such vote, written consent or agreement is in furtherance of (A) the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), (B) the closing of any acquisition of the Corporation by means of merger or other form of corporate reorganization in which more than 50% of the outstanding shares of the Corporation are exchanged for securities or other consideration issued or caused to be issued by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), or (C) the closing of a sale of all or substantially all of the assets of the Corporation; (ii) the date on which a majority of the shares of Series A and B Preferred Stock originally issued has been converted into shares of Common Stock or redeemed; or (iii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding 125 percent of the then applicable Conversion Price of the Series B Preferred Stock (as adjusted for, any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to the Corporation and any selling shareholders (after deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which exceed $20,000,000 (a "Qualified Public Offering").

              (c)    Mechanics of Conversion.

                  (i)  Before any holder of Series A or B Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder of Series A or B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A or B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (ii)  If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may be conditioned, at the option of any holder tendering shares of Series A or B Preferred Stock for conversion, upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A or B Preferred Stock shall not be deemed to have converted such Series A or B Preferred Stock until immediately prior to the closing of such sale of securities.

              (d)    Adjustments to Series A and B Conversion Price for Certain Diluting Issues.

                  (i)  Special Definitions. For purposes of this Section (B)(4)(d), the following definitions shall apply:

                  (1)   "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

                  (2)   "Original Issue Date" shall mean December 16, 1999.

                  (3)   "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A and B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                  (4)   "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section (B)(4)(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                    (A)  upon conversion of shares of Series A or B Preferred Stock;

                    (B)  pursuant to stock option, stock incentive, or stock purchase plans or agreements on terms approved by the Board of Directors, to officers, directors or employees of, or consultants to, the Corporation, so long as shares issued or issuable under such plans and agreements, together with shares reserved for issuance under such plans and agreements total no more than 2,200,000 shares (subject to adjustment for any stock dividends, combinations or splits with respect to such shares);

                    (C)  to officers, directors or employees of, or consultants to, the Corporation:

                      (1)   which are subject to repurchase by the Corporation at the original issue price(s) thereof (but excluding any shares the issuance of which would have resulted in an adjustment of the Series A or B Conversion Price but for Section (B)(4)(d)(i)(4)(B)), provided that shares which are excluded from the definition of "Additional Shares of Common Stock" pursuant to this Section (B)(4)(d)(i)(4)(C) are reissued by the Corporation at not less than such original issue price(s); or

                      (2)   which become available for reissuance as a result of lapse without exercise of stock options;

                    (D)  as a dividend or distribution on Series A or B Preferred Stock; or

                    (E)  for which adjustment of the Series A or B Conversion Price is made pursuant to Section (B)(4)(e).

                (ii)    No Adjustment of Conversion Price.    Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section (B)(4)(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of and immediately prior to such issue.

                (iii)    Deemed Issue of Additional Shares of Common Stock.    In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (other than issuances pursuant to clauses (A) through (E) of Section (B)(4)(d)(i)(4)) or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (1)   no further adjustments in the Series A or B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A or B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall be recomputed, upon any such increase or decrease becoming effective, to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the Series A or B Conversion Price shall affect Common Stock previously issued upon conversion of the Series A or B Preferred Stock;

                  (3)   upon the expiration of any such options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A or B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                    (A)  in the case of Convertible Securities or options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                    (B)  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section (B)(4)(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                  (4)   no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A or B Conversion Price to an amount which exceeds the lower of (A) the Series A or B Conversion Price on the original adjustment date or (B) the Series A or B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                  (5)   in the case of any options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A or B Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                (iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event the Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section (B)(4)(d)(iii)) without consideration or for a consideration per share less than the Conversion Price with respect to any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of

        Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction,

                  (1)   the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue plus (B) the number of shares of Common Stock which the aggregate consideration (if any, as determined pursuant to Section (B)(4)(d)(v)) received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and

                  (2)   the denominator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue plus (B) the number of such Additional Shares of Common Stock so issued.

        For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A and B Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A or B Preferred Stock, Convertible Securities or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratio) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

                (v)    Determination of Consideration.    For purposes of this Section (B)(4)(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (1)    Cash and Property.    Such consideration:

                    (A)  insofar as it consists of cash, shall be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B)  insofar as it consists of property other than cash, shall be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                    (C)  insofar as it consists of cash and property, shall be computed as provided in clauses (A) and (B) above, prorated for the amount of each form of such consideration so received.

                  (2)    Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section (B)(4)(d)(iii) relating to Options and convertible Securities shall be determined by dividing:

                    (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible securities or, in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible securities, by (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such options or conversion or exchange of such Convertible Securities.

              (e)    Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock.    In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock) or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall be proportionately decreased or increased, as appropriate, concurrently with the effectiveness of such event. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

              (f)    Adjustments for Reclassifications and Reorganizations.    If the Common Stock issuable upon conversion of the Series A and B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section (B)(4)(e) above or a merger or other reorganization referred to in Section (B)(2)(c) above), the Series A and B Conversion Price then in effect shall be proportionately adjusted, concurrently with the effectiveness of such reorganization or reclassification, so that the Series A and B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A and B Preferred Stock immediately before such change.

              (g)    No Impairment.    The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (B)(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A and B Preferred Stock against impairment.

              (h)    Minimum Adjustment.    No adjustment of the Series A or B Conversion Price shall be made in an amount less than $.01 per share; provided, however, that any adjustments which are not required to be made as a result of the operation of this Section (B)(4)(h) shall be carried forward and shall be taken into account in any subsequent adjustment made prior to five years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Section (B)(4)(d)(iii)(4), no adjustment of the Series A or B Conversion Price pursuant to Section (B)(4)(d)(iv) shall have the effect of increasing the Series A or B Conversion Price above the Series A or B Conversion Price in effect immediately prior to such adjustment.

              (i)    Certificates as to Adjustments.    Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section (B)(4), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A or B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon the written request at any time of any holder of Series A or B Preferred Stock, shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A or B Preferred Stock.

              (j)    Notices of Record Date.    In the event that the Corporation shall propose at any time (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other entity or sell, lease or convey all or substantially all of its assets or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of Series A and B Preferred Stock:

                (1)   at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in Section (B)(4)(j)(iii) and (iv) above; and

                (2)   in the case of the matters referred to in Section (B)(4)(j)(iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

              (k)    Issue Taxes.    The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A or B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

              (l)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A and B Preferred Stock, such number of its shares of Common Stock as shall be sufficient from time to time to effect the conversion of all outstanding shares of Series A and B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A and B Preferred Stock, the Corporation will take such corporate action as may be necessary, in the opinion of its counsel, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Restated Articles of Incorporation.

              (m)    Fractional Shares.    No fractional share shall be issued upon the conversion of any share or shares of Series A or B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A or B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation, in lieu of issuing any fractional share, shall pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

              (n)    Notices.    Any notice required by the provisions of this Section (B)(4) to be given to the holders of shares of Series A or B Preferred Stock shall be deemed given when personally delivered to such holder or when deposited in the United States mail, postage prepaid and addressed to such holder of record at the holder's address appearing on the books of the Corporation.

            (5)    Restrictions and Limitations.

              (a)   As long as any shares of Preferred Stock remain outstanding, the Corporation, without the vote or written consent by the holders of at least a majority of the outstanding shares of Series A and B Preferred Stock, voting together as a single class, shall not:

                  (i)  Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or any share or shares of Common Stock; provided, however, that this restriction shall not apply to (a) the conversion of shares of Preferred Stock in accordance with Section (B)(4) hereof, (b) the repurchase of Registrable Securities pursuant to the terms of Section 2.6 of that certain Investors' Rights Agreement dated as of the Original Issue Date (the "Investors' Rights Agreement"), (c) the repurchase of shares of Common Stock from Dale E. Carlton and Cynthia Ann Crow-Carlton pursuant to the terms of the Stock Put Agreement dated October 14, 1992, (d) the repurchase of shares of Common Stock from K. Reed Gleason in an amount not to exceed $1,000,000 on terms approved by the Board of Directors provided such repurchase occurs not more than six (6) months from the Original Issue Date, and (e) repurchase of shares of Common Stock from current and former employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares and on terms approved by the Board of Directors.

                 (ii)  Increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock;

              (b)   The Corporation shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the outstanding shares of a series of Preferred Stock, if such amendment would change any of the rights, preferences or limitations provided for herein for the benefit of any shares of that series of Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation without the approval of at least a majority of the outstanding shares of a series of Preferred Stock, if such amendment would:

                  (i)  Authorize or obligate the Corporation to (a) issue any additional Series A or B Stock above the 1,337,319, 1,009,167 shares of Series A and B Preferred Stock, respectively, authorized as of the Original Issue Date, or (b) issue any other equity security (including any security convertible into or exercisable for any equity security) senior to the Series A or B Preferred Stock as to dividend or liquidation preferences or any other rights, preferences or limitations of or powers granted to the Series A or B Preferred Stock;

                 (ii)  Change, amend, modify or otherwise alter any of the rights, preferences or limitations provided for herein for the benefit of any shares of Series A or B Preferred Stock; or

                (iii)  Change the provisions for the election of Directors of the Corporation by class vote contained in Section (B)(3)(b) above;

              (c)   The Corporation shall not amend its Articles of Incorporation if such amendment would change the rights, preferences or limitations of one or more series of Preferred Stock, unless such amendment is approved, by vote or written consent, by the holders of at least a majority of the outstanding shares of each of the other series of Preferred Stock.

            (6)    No Reissuance of Series A or B Preferred Stock.

            No share or shares of Series A or B Preferred Stock acquired by the Corporation by reason of repurchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE 4
DIRECTORS

        4.1    Number of Directors.    The number of directors of the Corporation shall be not less than three nor more than nine, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors.

        4.2    Election of Directors.    If the number of directors is fixed by the Board of Directors at six or more, the directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting of shareholders for fiscal year 2005, the directors first elected to Class II shall serve for a term ending on the annual meeting of shareholders for fiscal year 2006, and the directors first elected to Class III shall serve for a term ending on the annual meeting of shareholders for fiscal year 2007.

Notwithstanding the foregoing, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

        4.3    Removal.    All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. Cause for removal shall be deemed to exist only if the director whose removal is proposed has engaged in criminal conduct or has engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the Corporation. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

        4.4    Amendment of Article.    The provisions of this Article 4 may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors.

ARTICLE 5
EXCLUSION OF DIRECTOR LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article 5 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.

ARTICLE 6
INDEMNIFICATION OF DIRECTORS, OFFICERS, & FIDUCIARIES

        6.1    Indemnification.    The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding (as defined below) against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

        6.2    Advancement of Expenses.    Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person:

  6.2.1
  furnishes the Corporation a written affirmation of the person's good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

  6.2.2
  furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article 6 or under any other indemnification rights granted by the Corporation to such person.

        Such advances shall be made without regard to the person's ability to repay such advances and without regard to the person's ultimate entitlement to indemnification under this Article 6 or otherwise.

        6.3    Definition of Proceeding.    The term "Proceeding" shall include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or is or was serving at the request of the corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article 6.

        6.4    Non-Exclusivity and Continuity of Rights.    This Article 6: (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, general or specific action of the board of directors, vote of shareholders or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office, (ii) shall continue as to a person who has ceased to be a director or officer, (iii) shall inure to the benefit of the heirs, executors, and administrators of such person, and (iv) shall extend to all claims for indemnification or advancement of expenses made after the adoption of this Article 6.

        6.5    Amendments.    Any repeal of this Article 6 shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article 6 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

ARTICLE 7
SHAREHOLDER ACTION BY WRITTEN CONSENT

        Action required or permitted by the Oregon Business Corporation Act to be taken at a shareholder's meeting may be taken without a meeting if the action is taken pursuant to written consent by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

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  Exhibit 3.2
FORM OF SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CASCADE MICROTECH, INC.
ARTICLE 1 NAME
ARTICLE 2 SHARES AND RIGHTS THEREOF GENERALLY
ARTICLE 3 DESIGNATION OF SERIES OF PREFERRED STOCK
ARTICLE 4 DIRECTORS
ARTICLE 5 EXCLUSION OF DIRECTOR LIABILITY
ARTICLE 6 INDEMNIFICATION OF DIRECTORS, OFFICERS, & FIDUCIARIES
ARTICLE 7 SHAREHOLDER ACTION BY WRITTEN CONSENT